UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 1, 2021

KINGSWAY FINANCIAL SERVICES INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-15204	85-1792291
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 Pierce Rd., Itasca, IL 60143

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (847) 871-6408

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	KFS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01 Entry Into a Material Definitive Agreement.

On October 1, 2021, Ravix Acquisition, LLC (the “Kingsway Buyer”), a newly formed subsidiary of Kingsway Financial Services Inc. (the “Company” or “Kingsway”), together with the Company’s existing subsidiary, Kingsway America, Inc., entered into a Stock Purchase Agreement (the “Agreement”) with Ravix Financial, Inc. (“Ravix”), the shareholders of Ravix (the “Sellers”), and Dan Saccani, as the Seller Representative, pursuant to which the Kingsway Buyer acquired all of the outstanding equity interests of Ravix (the “Ravix Stock”). The acquisition was effective as of 12:01 a.m. on October 1, 2021.

Pursuant to the terms of the Agreement, as consideration for the Ravix Stock, the Kingsway Buyer paid to the Sellers aggregate cash consideration of approximately $11,000,000, less certain escrowed amounts for purposes of indemnification claims and working capital adjustments as described below (the “Closing Consideration”). The Kingsway Buyer will also pay additional contingent consideration, only to the extent earned, in an aggregate amount of up to $4,500,000 (the “Earnout Payments”), which is subject to certain conditions, including the successful achievement of gross profit for Ravix during the three-year period commencing on the first full calendar month following the date of the Agreement. The Sellers may become entitled to a portion of the Earnout Payments based on the successful achievement of a minimum level of gross profit during the first and second years following the date of the Agreement, but in no event shall the Earnout Payments exceed $4,500,000 in the aggregate.

The Agreement contains customary representations and warranties and covenants from the Sellers, including but not limited to representations and warranties about the Sellers, Ravix and its business, assets, financial statements, operations, material contracts, liabilities, real property and intellectual property. The Sellers will also be subject to customary indemnification obligations related to breaches or misrepresentations under the Agreement, failure to perform covenants contained in the Agreement and losses related to certain designated pre-closing liabilities and pre-closing taxes. A portion of the Closing Consideration equal to $2,300,000 was deposited into an escrow account to satisfy indemnification claims and any post-closing working capital adjustments.

The Kingsway Buyer also made customary representations and warranties and covenants, including but not limited to representations and warranties about the Buyer’s authority to enter into the transaction and ability to pay the Closing Consideration and the Earnout Payments. The Kingsway Buyer will also be subject to customary indemnification obligations related to breaches or misrepresentations under the Agreement and failure to perform covenants contained in the Agreement. Additionally, Kingsway America, Inc. agreed to guarantee the performance of any and all obligations of the Kingsway Buyer to pay the Closing Consideration and any Earnout Payments.

The Closing Consideration was financed with a combination of debt financing provided by Avidbank, and cash on hand. The Kingsway Buyer borrowed a total of $6 million, in the form of a term loan, and established a $1 million revolver (together, the “Loan”) that was undrawn at close. The Loan has a variable interest rate, with the initial annual interest rate equal to 3.75%. The Loan requires monthly principal and interest payments and the term loan matures on October 1, 2027.

The description above is a summary and does not purport to be complete and is subject to, qualified in its entirety by, the terms of the Agreement which is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

ITEM 8.01 Other Events.

On October 4, 2021, Kingsway issued a press release (the “Press Release”) announcing the execution of the Agreement. A copy of the Press Release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.

10.1	Stock Purchase Agreement by and among, Ravix Acquisition, LLC, The Shareholders of Ravix Financial, Inc., Ravix Financial, Inc., Kingsway America, Inc. (solely with respect to Section 9.21), and Dan Saccani, as the Seller Representative, dated October 1, 2021*

99.1	Press Release, dated October 4, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* The annexes, schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. Kingsway agrees to furnish supplementally a copy of such annexes, schedules and exhibits, or any section thereof, to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINGSWAY FINANCIAL SERVICES INC.

October 4, 2021	By:	/s/ Kent A. Hansen
Kent A. Hansen, Chief Financial Officer

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